Exhibit 99.1

UniFirst Announces Secondary Offering of 4,000,000 Shares of Common Stock

WILMINGTON, Mass.--(BUSINESS WIRE)--July 10, 2006--UniFirst Corporation (NYSE: UNF) announced today that certain selling stockholders plan to offer 4,000,000 shares of Common Stock in an underwritten public offering. All of the shares to be sold in the offering are currently owned by certain members of the Croatti family. In connection with the offering, certain selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional 600,000 shares of Common Stock to cover over-allotments, if any. The Company will not be selling any shares in the offering and will not receive any proceeds from the sale of the shares by the selling stockholders.

J.P. Morgan Securities Inc. is acting as sole book-running manager for the offering, Robert W. Baird & Co. Incorporated, as joint lead manager, and William Blair & Company, L.L.C. and Barrington Research Associates, Inc. are acting as co-managers.

This secondary offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on May 22, 2006. A preliminary prospectus supplement and the accompanying prospectus related to the offering have been filed with the Securities and Exchange Commission. Printed copies of the preliminary prospectus supplement and the accompanying prospectus related to the offering may be obtained, when available, from:

JPMorgan
National Statement Processing
Prospectus Library
4 Chase Metrotech Center
CS Level
Brooklyn, NY 11245
Tel: 718-242-8002
Fax: 718-242-1350

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. Offers to sell shares of the Company's Common Stock will be made only by means of a prospectus supplement and the accompanying prospectus.

This press release contains "forward-looking statements" within the meaning of federal securities law. The forward-looking statement in this press release is subject to numerous risks and uncertainties, including the risk the offering may not be completed as described herein, or at all.

About UniFirst:

UniFirst is one of the largest providers of workplace uniforms and protective work wear in North America. The Company serves approximately 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities.

CONTACT: UniFirst Corporation

John B. Bartlett, 978-658-8888

jbartlett@unifirst.com

SOURCE: UniFirst Corporation

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding UniFirst's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.